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                                                                 Exhibit (g)(14)

                                November 1, 2002

The Galaxy Fund
One Financial Center
Boston, Massachusetts 02110


         RE:  CUSTODIAN SERVICES FEES

Dear Sir/Madam:

       This letter constitutes our agreement with respect to compensation to be paid to PFPC Trust Company ("PFPC Trust") under the terms of a Custodian Services Agreement dated November 1, 2002 between PFPC Trust and The Galaxy Fund (the "Fund"), as amended from time to time (the "Agreement") for services provided on behalf of each of the Fund's portfolios (the "Portfolios"). Pursuant to Section 12 of the Agreement, and in consideration of the services to be provided to each Portfolio, the Fund will pay PFPC Trust certain fees and reimburse PFPC Trust for its out-of-pocket charges as follows:

DOMESTIC AND/OR GLOBAL CUSTODY FEES:

       Domestic and/or global custody fees for each Portfolio are comprised holding fees and transaction fees (domestic custody) and/or an annual acco transaction fees per country (global custody) as more particularly set forth b including but not limited to taxes, insurance, telephone and script fees.

DOMESTIC CUSTODY

       The fees for Domestic Custody are comprised of three separate charges as follows:

               ANNUAL ACCOUNT FEE
                     Assets less than $100 million            $ 5,000
                     Assets $100 - 500 million                $ 7,500
                     Assets greater than $500 million         $15,000

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               ANNUAL HOLDING FEE
                     Book Entry (DTC, FBE, etc.)              $24.00
                     Physical                                 $60.00
                     PTC                                      $72.00
                     Euroclear/Cedel                          3 basis points

               TRANSACTION FEE
                     DTC                                      $ 8.00
                     Fed Book Entry                           $ 8.00
                     Physical/Commercial Paper                $22.00
                     Interfund Trades                         $ 5.00
                     Options                                  $25.00
                     Futures                                  $25.00
                     Repurchase Agreements                    $15.00

Note: Euroclear/Cedel holdings charge is based upon dollar value of holdings (i.e. asset based charge).

GLOBAL CUSTODY

       The fees for Global Custody are comprised of three separate charges as follows:

               ANNUAL ACCOUNT MAINTENANCE FEE

               Fees are based on average net assets per Portfolio and include management of custodian network, collection and settlement of principal and income items and monitoring the quality of services provided. Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.

                     PORTFOLIO NET ASSETS                     ANNUAL FEE


                     Up to $100 million                       $25,000
                     $100 to $250 million                     $35,000
                     $250 to $500 million                     $45,000
                     Over $500 million                        Negotiable

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               ASSET AND TRANSACTION FEES PER COUNTRY

                                           BASIS POINT        TRANSACTION
                     COUNTRY                 CHARGE              CHARGE
                     -------                 ------              ------
                     Argentina                 22                 $ 75
                     Australia                  7                 $ 30
                     Austria                   12                 $ 60
                     Belgium                    7                 $ 30
                     Canada                     7                 $ 30
                     Chile                     20                 $100
                     China                     40                 $100
                     Denmark                   16                 $ 60
                     Finland                   16                 $ 60
                     France                     7                 $ 30
                     Germany                    7                 $ 30
                     Greece                    26                 $120
                     Hong Kong                 12                 $ 60
                     India                     40                 $100
                     Indonesia                 26                 $120
                     Ireland                    7                 $ 30
                     Italy                      7                 $ 30
                     Japan (debt)              12                 $ 60
                     Japan (equity)             7                 $ 30
                     Malaysia                  22                 $120
                     Mexico                    16                 $ 60
                     Netherlands                7                 $ 30
                     New Zealand               12                 $ 60
                     Norway                    12                 $ 60
                     Philipines                22                 $120
                     Singapore                 22                 $120
                     South Korea               20                 $100
                     Spain                     26                 $120
                     Sweden                     7                 $ 30
                     Switzerland                7                 $ 30
                     Taiwan                   32.75               $120
                     Thailand                  22                 $120
                     Turkey                    26                 $120
                     United Kingdom             7                 $ 30
                     Venezuela                 22                 $120



OUT-OF-POCKET AND OTHER CHARGES:

         PFPC Trust's out-of-pocket and other charges, include, but are not limited to, global sub-custody charges, data warehouse access fees, federal express delivery, data transmissions, deconversion amounts, check processing fees, segregated accounts and federal reserve wire fees.

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MISCELLANEOUS:

       On or about December 31, 2005, PFPC Trust will provide to the Fund's Board of Trustees information on the custody fees paid by other funds which are similar in size and type to the Fund, which information shall be obtained from an independent third-party, such as Lipper Analytical Services. If the fees paid by the Fund to PFPC Trust are not within industry standards as demonstrated by such comparison, PFPC and the Fund agree to renegotiate such fees in good faith.

       With respect to any daily net overdrawn cash balances for a Portfolio, a monthly charge shall be assessed based on110% of the average federal funds rate for that month.

       PFPC Trust will, consistent with applicable law, sweep any net excess cash balances daily into an investment vehicle or other instrument designated in writing by the Fund (from which PFPC Trust may receive compensation), so long as the vehicle or instrument is acceptable to PFPC Trust. PFPC Trust will credit the Fund with such sweep earnings on a monthly basis.

       The fee for the period from the day of the year this fee letter is entered into until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

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       If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                                   Very truly yours,

                                                    PFPC TRUST COMPANY

                                                     By: /s/ Sam Sparhawk IV
                                                         ---------------------
                                                     Name: Sam Sparhawk IV
                                                         ---------------------
                                                     Title: Vice President
                                                         ---------------------

Agreed and Accepted:

THE GALAXY FUND

By: /s/ Glenn Martin
   --------------------
Name: Glenn Martin
     ------------------
Title: Vice President
     ------------------


BUSINESS APPROVAL BY: /s/ Ed Smith
                     ---------------------
Date: November 12, 2002
     -------------------------------------

Legal Approval By: /s/ Christine P. Ritch
                  ------------------------
Date: November 7, 2002
     -------------------------------------

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